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                              SHAREHOLDER AGREEMENT

                           Dated as of August 20, 2007

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I         DEFINITIONS..................................................1

         1.1   Certain Defined Terms...........................................1

ARTICLE II        CORPORATE GOVERNANCE AND INFORMATION RIGHTS..................6

         2.1   Board Representation............................................6
         2.2   Investor Shareholder Director Fees and Expenses.................9

ARTICLE III       STANDSTILL AND TRANSFERS.....................................9

         3.1   Standstill Agreement............................................9
         3.2   Transfer Restrictions..........................................10
         3.3   Right of First Refusal to Investor Shareholders................11
         3.4   Company's Right of First Refusal...............................13
         3.5   Securities Law Compliance; Reporting Obligations...............14

ARTICLE IV        MISCELLANEOUS...............................................14

         4.1   Termination....................................................14
         4.2   Expenses.......................................................14
         4.3   Assignment; Benefits...........................................15
         4.4   Entire Agreement...............................................15
         4.5   Severability...................................................15
         4.6   Amendments and Waivers.........................................15
         4.7   Notices........................................................15
         4.8   Governing Law..................................................16
         4.9   Submission to Jurisdiction; Waiver of Jury Trial...............16
         4.10  Counterparts...................................................16
         4.11  Further Assurances.............................................16
         4.12  Recapitalization, etc..........................................16
         4.13  Remedies for Breach; Specific Performance......................16


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                              SHAREHOLDER AGREEMENT

      THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into this 20th day of August 2007 among (i) Gilman + Ciocia, Inc., a Delaware corporation (the "Company"); (ii) each of the shareholders set forth on Schedule I (the "Schedule of Investor Shareholders") attached hereto; (iii) each of the shareholders set forth on Schedule II (the "Schedule of Existing Shareholders") attached hereto; and (iv) each Person that subsequently becomes a party hereto pursuant to a Permitted Transfer.

                                    RECITALS

      WHEREAS, this Agreement is made pursuant to (i) the Stock Purchase Agreement, dated April 25, 2007, by and among the Company and the purchasers named therein (the "Investor Purchase Agreement"), which provides for the issuance by the Company to the Investor Shareholders of an aggregate of 40,000,000 shares (the "Investor Shares") of the Common Stock and (ii) the Stock Purchase Agreement, dated by and among the Company and the Existing Shareholders dated August 20, 2007, (the "Placement Purchase Agreement", and, together with the Investor Purchase Agreement, the "Purchase Agreements"), which provides for the issuance by the Company to the Existing Shareholders of an aggregate of 40,000,000 shares (together with all other shares of Common Stock owned by the Existing Shareholders or their Affiliates, the "Existing Shareholder Shares"). The execution of this Agreement is a condition to the closing under the Purchase Agreements.

      WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company and the Shares.

      NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

      "Affiliate" means, with respect to any Person, (i) a manager or managing member if such Person is a limited liability company, a trustee if such Person is a trust, a general partner if such Person is a limited partnership, (ii) a director or executive officer of such Person, (iii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any Person identified in (i) and (ii) hereof), and (iv) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

      "Affiliate Transaction" means any action of either the Company or any Subsidiary of the Company, direct or indirect, to (i) make or effect any payment to any Affiliate of either the Company or a Subsidiary of the Company, (ii) sell, lease, transfer or otherwise dispose of any of the Company's or any of its Subsidiaries' respective properties or assets to any Affiliate of either the Company or a Subsidiary of the Company, or (iii) enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of either the Company or a Subsidiary of the Company, other than employment agreements approved by the Board in connection with satisfying its obligations under the Investor Purchase Agreement and agreements relating to grants of stock options or other equity awards approved by the Board and permitted by Section 2.1(d)(i) hereof.

      "Agreement" has the meaning assigned to such term in the preamble.

      "Agreement Termination Date" means the first date after the Closing Date on which the Investor Shareholders own of record less than 16,000,000 shares of Common Stock (subject to adjustments for stock splits, subdivisions, combinations, stock dividends or similar reclassifications of the Common Stock).

      "beneficial owner(ship)" and "beneficially own" shall be determined in accordance with Rule 13d-3 under the Exchange Act; provided, however, that a Person shall be deemed to beneficially own any securities that such Person or any of such Person's Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person shall also be deemed to be the beneficial owner of the securities convertible into or exchangeable for such securities.

      "Board" means the Board of Directors of the Company.

      "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

      "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock.

      "Change of Control" means the occurrence of any of the following events:

            (i) any Person or group is or becomes the beneficial owner of Voting Securities representing more than 50% of the Total Voting Power; or

            (ii) a merger, consolidation, reorganization or similar transaction in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the Voting Power of the surviving entity (or its parent) immediately after the transaction; or


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            (iii) during any one-year period, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

      "Closing" has the meaning assigned to such term in the Purchase
Agreements.

      "Closing Date" has the meaning assigned to such term in the Investor Purchase Agreement.

      "Committee" means each of the Audit Committee and the Compensation Committee.

      "Common Stock" means the Common Stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

      "Company" has the meaning assigned to such term in the preamble.

      "Competitor" shall mean any Person with a division, department or Subsidiary principally engaged in a financial planning business, brokerage business, or tax services business that is competitive with the Company.

      "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

      "Director" means any member of the Board.

      "Equity Securities" means (a) with respect to a corporation, any and all shares of Capital Stock and any securities of such corporation convertible into, or exchangeable or exercisable for, such shares of Capital Stock, and options, warrants or other rights to acquire such shares of Capital Stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any units or interests of such partnership, limited liability company, trust or similar Person convertible into, or exchangeable or exercisable for, such units or interests, and options, warrants or other rights to acquire such units or interests, and (c) any other equity ownership or participation in a Person.


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

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Existing Shareholder Directors" has the meaning assigned to such term in
Section 2.1.

      "Existing Shareholders" means each of the Existing Shareholders and each Person receiving Common Stock from an Existing Shareholder as a result of a Permitted Transfer.

      "Existing Shareholder Shares" has the meaning assigned to such term in the recitals.

      "Future Securities" shall have the meaning set forth in Section 3.2.

      "Investor Shares" has the meaning assigned to such term in the recitals.

      "Independent Director" shall have the meaning set forth under the NASD Marketplace Rules.

      "Investor Director" means any Director designated or nominated for election to the Board by the Investor Shareholders pursuant to Section 2.1 of this Agreement.

      "Investor Shareholders" means each of the Investor Shareholders and each Person receiving Common Stock from an Investor Shareholder as a result of a Permitted Transfer.

      "Permitted Transfer" means a Transfer by (a) any Investor Shareholder to
(i) any partner of or member in the Investor Shareholders in connection with a distribution to such partner or member of Investor Shares or (ii) any Affiliate of the Investor Shareholders, or (b) any Existing Shareholder to any Affiliate of the Existing Shareholders, in each case (a) or (b), who agrees to be bound by the terms of this Agreement if, as a result of such Transfer, such partner or member or Affiliate would own at least 5% of the Total Voting Power.

      "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

      "Placement Purchase Agreement" has the meaning assigned to such term in the recitals.

      "Placement Shares" has the meaning assigned to such term in the recitals.

      "Purchase Agreements" has the meaning assigned to such term in the recitals.

      "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and the Investor Shareholders.

      "SEC" means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.


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

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Shares" has the meaning assigned to such term in the recitals.

      "Subsidiary" means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (and/or one or more Subsidiaries of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest or similar position in such entity.

      "13D Group" means any "group" (within the meaning of Section 13(d) of the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Voting Securities.

      "Term" means the period commencing on the Closing Date and ending on the earlier to occur of (i) the Agreement Termination Date or (ii) the date on which this Agreement shall be terminated by the parties hereto pursuant to Section 4.6; provided, that (a) with respect to Section 3.1 only, "Term" shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof and (b) certain obligations set forth herein shall survive the Term pursuant to Section 4.1 hereof.

      "Total Voting Power" means the aggregate number of votes which may be cast in an election of Directors or other members of the governing body of the Company by holders of Voting Securities in respect of Voting Securities.

      "Transaction" has the meaning assigned to such term in the recitals.

      "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option, short sale, hedge, derivative transaction (including a registered hedge) or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

      "Voting Securities" means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote in the election of Directors.


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

                                   ARTICLE II

                   CORPORATE GOVERNANCE AND INFORMATION RIGHTS

      2.1 Board Representation. (a) At the Closing, the Company shall appoint two Directors designated by the Investor Shareholders for election by the Board and obtain resignations from two of the Directors that are not Independent Directors serving on the Board such that the Board shall consist initially of seven Directors. During the Term of this Agreement, (i) the Investor Shareholders, acting as a group (by majority vote based on number of shares of Common Stock held), shall have the right to nominate for election to the Board two Directors to the Board for so long as the Investor Shareholder Group collectively owns of record a number of shares of Common Stock equal to at least 10% of the then outstanding Common Stock (the "Investor Directors"), (ii) the Existing Shareholders, acting as a group (by majority vote based on number of shares of Common Stock held), shall have the right to nominate for election to the Board two Directors to the Board for so long as the Existing Shareholder Group collectively owns of record a number of shares of Common Stock equal to at least 10% of the then outstanding Common Stock (the "Existing Shareholder Directors") and (iii) the Investor Directors and the Existing Shareholder Directors shall jointly nominate three Independent Directors. In addition, in the event that the Board (including at least one Investor Director and one Existing Shareholder Director) determines to increase the number of directors above seven, such additional directors shall be Independent Directors and shall be jointly nominated by the Investor Directors and the Existing Shareholder Directors. Any nomination for the replacement of (x) a Investor Director prior to the expiration of his or her respective term shall be made by the remaining Investor Director or, if no Investor Directors remain, by the Investor Shareholders, (y) an Existing Shareholder Director prior to the expiration of his or her respective term shall be made by the remaining Existing Shareholder Director or, if no Existing Shareholder Directors remain, by the Existing Shareholders or (z) an Independent Director prior to the expiration of his or her respective term shall be made jointly by the Investor Directors and the Existing Shareholder Directors; provided, however, that the current independent Directors shall be entitled to serve through the earlier to occur of their resignation or the expiration of their respective current terms and; provided, further that to the extent that the Board or any member thereof reasonably believes that it would be contrary to his, her or its fiduciary duties to the Company and its shareholders to nominate any Investor Director or Existing Shareholder Director to the Board or any Committee thereof, the Board, or any member thereof, may refuse to make such nomination and such refusal shall not be deemed a breach of this Agreement.

      (b) Subject to Section 2.1(a), the Company, the Investor Shareholders and the Existing Shareholders at all times shall take such action as may be reasonably required under applicable law to cause the Investor Shareholders' designee(s) and the Existing Shareholders' designee(s) to be elected to the Board. Furthermore, the Company hereby agrees, subject to Section 2.1(a), to (i) include each of the Director designees of the Investor Shareholders and the Existing Shareholders (which are up for election in accordance with the Bylaws of the Company) on each slate of nominees for election to the Board proposed by the Company and/or the Board (or any Committee thereof), (ii) recommend the election of the Director designees of the Investor Shareholders and the Existing Shareholders (which are up for election in accordance with the Bylaws of the Company) to the shareholders of the Company, and (iii) without limiting the foregoing, to otherwise use commercially reasonable efforts to cause the Director designees of the Investor Shareholders and the Existing Shareholders (which are up for election in accordance with the Bylaws of the Company) to be elected to the Board.


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

            (c) During the Term of this Agreement, one of the two Investor Directors shall be appointed as a member of the Compensation Committee of the Board and one of the Investor Directors shall have the right to attend all Audit Committee meetings; provided, however, that in the event that the Company is listed on The Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed or quoted for trading), then each Investor Director shall be qualified under the rules and regulations of the SEC and the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed or quoted for trading) and the Company's guidelines (applied on a reasonable and uniform basis consistent with past practice) as in effect from time to time to serve as a member of the Compensation Committee.

            (d) During the Term of this Agreement, none of the following actions shall take place without the consent of at least one of the Investor Directors:

                  (i) the issuance, redemption or purchase of equity or debt of the Company (including the issuance of warrants and/or the expansion of the Company's current stock option plan), excluding (x) issuances of equity or debt securities and the incurrence of debt in connection with Permitted Acquisitions (defined below), (y) the incurrence of debt in connection with inventory, equipment or lease financing in the ordinary course of business in any fiscal year in an amount not to exceed 5% of the Company's gross revenue calculated in accordance with GAAP, consistently applied (as set forth in financial statements filed with the SEC) for the prior fiscal year together with all then outstanding inventory, equipment or lease financings, and (z) debt incurred under lines of credit or revolving credit facilities or any renewals, extensions, substitutions, refundings, refinancings or replacements of such indebtedness in an amount not to exceed the greater of the amount outstanding on the date hereof and 5% of the Company's gross revenue calculated in accordance with GAAP, consistently applied (as set forth in financial statements filed with the SEC) for the prior fiscal year.

                  (ii) the issuance of any omnibus stock plan which would permit the issuance to employees, officers or directors of the Company of options for Company stock; provided however, that such consent shall not be required for the approval of an omnibus stock plan of up to 18% of the number of shares of Common Stock outstanding on the Closing Date (after giving effect to the issuance of Common Stock pursuant to the Purchase Agreements), so long as such plan provides that (i) no more than 20% of the shares of Common Stock available for grant under such plan shall be granted in any one calendar year, (ii) no more than 3.5% of the shares of Common Stock available for grant under such plan shall be granted to any one individual in any one calendar year, and (iii) no more than 50% of the shares of Common Stock granted under such plan in any given year shall be granted to the officers and directors of the Company or any of their respective Affiliates (excluding officers and directors of the Company who derive at least 50% of their cash compensation from the Company as sales commission). (As of the date hereof, the persons set forth on Schedule III derive at least 50% of their cash compensation from the Company as sales commission); or


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

                  (iii) the creation of any new class of securities; or

                  (iv) any Affiliate Transaction, other than Affiliate Transactions entered into prior to the date hereof and set forth on the Disclosure Schedules to the Investor Purchase Agreement on the terms in effect on the date hereof (including the repayment of debt in accordance with its terms in effect on the date hereof or accrued compensation as of the date hereof owed to Affiliates); or

                  (v) changes to the certificate of incorporation or bylaws of the Company or the formation of new committees; or

                  (vi) the entering into a merger, reorganization or sale of the Company or any of it Subsidiaries or the disposal of any significant portion of their respective assets, or the acquiring of any significant business or assets from another Person (whether by merger, asset or stock purchase or otherwise), other than mergers, acquisitions or other business combinations involving the acquisition of a business offering the same or complimentary services or products to those offered by the Company, provided that the aggregate purchase price for all such businesses in any 12-month period does not exceed 5% of the Company's gross revenue (calculated in accordance with GAAP, consistently applied, (as set forth in financial statements filed with the SEC) for the prior fiscal year ("Permitted Acquisitions"); or

                  (vii) material changes to the business lines of the Company as in effect on the date hereof.

            (e) During the Term of this Agreement, (i) the Investor Shareholders agree to vote all shares of Common Stock then owned by such Investor Shareholder so as to elect to the Board the Investor Directors, the Existing Shareholder Directors and the Independent Directors during the Term of this Agreement pursuant to Section 2.1(a) hereof and (ii) each Existing Shareholder agrees to vote all shares of Common Stock then owned by such Existing Shareholder so as to elect to the Board the Existing Shareholder Directors, the Investor Directors and the Independent Directors during the Term of this Agreement pursuant to
Section 2.1(a) hereof. In the event that the Board, acting in good faith in the exercise of its fiduciary duty, determines not to recommend to the Company's stockholders to elect as a director a designee of the Investor Shareholders or a designee of the Existing Shareholders, if the Investor Shareholders or the Existing Shareholders determine to solicit proxies from the Company's stockholders to vote for such nominee, the Company shall reimburse the Investor Shareholders Group or the Existing Shareholder Group, as the case may be, for their reasonable cost incurred in connection with the solicitation of such proxies.


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

            (f) If one or more Investor Directors serve as members of the Board at a time when the Investor Shareholders no longer have the right to designate a Director, promptly following a written request by a majority of the Board, the Investor Shareholders shall immediately cause the Investor Director(s) to resign, as so requested.

            (g) If one or more Existing Shareholder Directors serve as members of the Board at a time when the Existing Shareholders no longer have the right to designate a Director, promptly following a written request by a majority of the Board, the Existing Shareholders shall immediately cause the Existing Shareholder Director(s) to resign, as so requested.

      2.2 Investor Shareholder Director Fees and Expenses. The Company shall pay each Investor Director customary fees in accordance with the Company's director compensation policy as paid to other non-employee Directors, as in effect from time to time. The Company shall also reimburse each Investor Director for its reasonable out-of-pocket expenses incurred for the purpose of attending meetings of the Board or the Compensation Committee or the Audit Committee thereof (including as a designated attendee thereof pursuant hereto) in accordance with the Company's current reimbursement policy.

                                   ARTICLE III

                            STANDSTILL AND TRANSFERS

      3.1 Standstill Agreement.

            (a) For a period of twelve (12) months from the date hereof, except as provided in this Section 3.1, the Investor Shareholders will not directly or indirectly, nor will they authorize or direct any of their officers, employees, agents and other representatives to, in each case, unless specifically requested to do so in writing in advance by a resolution of the Board or a Committee:

                  (i) offer, seek or propose to acquire, ownership of any assets or businesses of the Company or any of its Subsidiaries having a fair market value in excess of 5% of the fair market value of all of the Company's and its Subsidiaries' assets, or any rights or options to acquire any such ownership (including from a third party);

                  (ii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, beneficial ownership of, or participate in an acquisition of, any securities of the Company or any of its Subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such securities (except pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company;

                  (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or any of its Subsidiaries, except as contemplated by Section 2.2(e) hereof;

                  (iv) deposit any securities of the Company or any of its Subsidiaries in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of such securities or enter into any other agreement having similar effect;

                  (v) form, join, or in any way become a member of a 13D Group with any other Person (other than its Affiliates or other Investor Shareholders) with respect to any voting securities of the Company or any of its Subsidiaries;

                  (vi) seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, dissolution, recapitalization or similar transaction involving the Company or any of its Subsidiaries;

                  (vii) nominate any person as a Director of the Company who is not nominated by the then incumbent Directors or seek the removal of any person as a Director of the Company, or propose any matter to be voted upon by the shareholders of the Company or seek to call a meeting of the shareholders of the Company; provided that the Investor Shareholders may designate or nominate Directors and seek the removal of such Directors, in accordance with Section 2.1; or

                  (viii) take any action with respect to or publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

            (b) Nothing contained in Section 3.1 shall be deemed in any way to prohibit or limit (i) the activities of the Investor Directors discharging their fiduciary duties as Directors or (ii) any transactions in the ordinary course of business and on arm's length terms between the Company and its Subsidiaries, on the one hand, and Investor Shareholders and their Affiliates, on the other hand, which transactions, in the case of the Company, shall have been approved by a majority of the Directors who are not Investor Directors.

            (c) If any Person shall commence and not withdraw a bona fide unsolicited tender offer or exchange offer that if successful would result in a Change of Control (an "Offer"), the Standstill Period shall immediately terminate unless within ten (10) Business Days of the announcement of such Offer, the independent directors shall have publicly recommended that the Offer not be accepted.

      3.2 Transfer Restrictions.

            (a) During the Term of this Agreement, (i) each of the Investor Shareholders and the Existing Shareholders shall not Transfer any of the Investor Shares or the Existing Shareholder Shares, as the case may be, to a Competitor (ii) the Investor Shareholders shall use their commercially reasonable efforts to cause the members of the Investor Shareholder Group to not Transfer any of the Investor Shares to a Competitor, and (iii) the Existing Shareholders shall use their commercially reasonable efforts to cause the Existing Shareholder Group to not Transfer any of the Existing Shareholder Shares to a Competitor.

            (b) None of the Investor Shareholders or the Existing Shareholders shall effect any Transfer in violation of any applicable law or if such Transfer would affect the availability of the exemption from the registration requirements under the Securities Act relied upon by the Company in connection with the issuance of the Investor Shares or the Existing Shareholder Shares pursuant to the Purchase Agreements.

            (c) Promptly following any Transfer or upon the reasonable request of the Company or any Director, the Investor Shareholders and the Existing Shareholders shall promptly notify the Company of the number of Investor Shares or Existing Shareholder Shares which such Person own of record or has the right to vote.

      3.3 Right of First Refusal to Investor Shareholders. During the Term of this Agreement, the Company hereby grants to each member of the Investor Shareholder Group the right of first refusal to purchase a pro rata share of Future Securities (as defined in this Section 3.3) which the Company may, from time to time, propose to sell and issue. A member of the Investor Shareholder Group's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock owned by such Person immediately prior to the issuance of Future Securities to the total number of shares of Common Stock outstanding immediately prior to the issuance of Future Securities. This right of first refusal shall be subject to the following provisions:

            (a) "Future Securities" shall mean any issuance of Capital Stock in a financing transaction (other than an underwritten public offering), a purpose of which is raising capital, at a price which is less than ninety percent (90%) of the 10-day average closing price of Common Stock as reported by the Bloomberg Professional Service (x) established on the date on which Notice (as defined below) is delivered to members of the Investor Shareholder Group, if the issuance is to be sold at a price which has been established prior to the date of such Notice, or (y) on the day immediately prior to the closing date of such transaction if the price has not been established prior to Notice. Notwithstanding anything to the contrary, the term "Future Securities" does not include:

                  (i) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board and, if required, an Investor Director pursuant to Section 2.1(d) hereof and the shareholders of the Company;

                  (ii) shares of Common Stock issued upon the exercise or conversion of options or convertible securities of the Company outstanding as of the date of this Agreement, as set forth on Schedule 3.3(a) hereto;

                  (iii) shares of Capital Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or secured debt financing transaction in the ordinary course of business approved by the Board and, if required, an Investor Director pursuant to Section 2.1(d) hereof; and

                  (iv) shares of Capital Stock of the Company which are issued or issuable pursuant to and in connection with a strategic transaction or an acquisition or other business combination approved by a the Board and, if required, an Investor Director pursuant to Section 2.1(d) hereof.

            (b) In the event the Company proposes to undertake an issuance of Future Securities, it shall give each member of the Investor Shareholder Group written notice of its intention, describing in detail the type of Future Securities, identities of purchasers, if known, and their price and the terms upon which the Company proposes to issue the same ("Notice"). Each member of the Investor Shareholder Group shall have the right to request such additional information about the Company and the proposed issuance of Future Securities as it reasonably determines is necessary to make an informal investment decision, subject to the execution of a confidentiality agreement in form satisfactory to the Company, if requested by the Company. Each member of the Investor Shareholder Group shall have ten (10) days after all of such additional information is received to agree to purchase such member's pro rata share of such Future Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of Future Securities to be purchased and may condition its purchase upon the Company otherwise completing the remaining portion of the proposed issuance of Future Securities.

            (c) In the event any member of the Investor Shareholder Group fails to exercise fully the right of first refusal within said ten (10) day period and after the expiration of the additional ten (10) day period for the exercise of the over-allotment provisions of this Section 3.3, the Company shall have ninety
(90) days thereafter to sell or enter into an agreement (pursuant to which the sale of Future Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell the Future Securities respecting which the member of the Investor Shareholder Group's right of first refusal option set forth in this Section 3.3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to members of the Investor Shareholder Group pursuant to
Section 3.3(b). In the event the Company has not sold within such ninety (90) day period, the Company shall not thereafter issue or sell any Future Securities, without first again offering such securities to the members of the Investor Shareholder Group in the manner provided in Section 3.3(b) above.

            (d) The right of first refusal granted under this Section 3.3 shall expire upon, and shall not be applicable to the closing of a firm underwritten public offering of Common Stock with gross proceeds to the Company in excess of $10 million.

            (e) The right of first refusal set forth in this Section 3.3 may not be assigned or transferred, except to a Permitted Transferee.

      3.4 Company's Right of First Refusal.

            (a) If any member of the Investor Shareholder Group or the Existing Shareholder Group proposes to Transfer any Common Stock to any Person, other than a Permitted Transfer or a Transfer pursuant to a Registration Statement (as such term is defined in the Registration Rights Agreement) or any other "open market" sale made through a broker, then such Person shall first give written notice to the Company (such written notice being referred to as the "Transfer Notice") that (i) sets forth the number of shares of Common Stock proposed to be sold (the "Offered Shares"), (ii) sets forth the name and address of the proposed purchaser (the "Proposed Purchaser")), (iii) sets forth the price and other terms of the proposed sale, and (iv) includes a copy of the bona fide written offer received by such Person from the Proposed Purchaser.

            (b) The Transfer Notice shall constitute an offer (the "Offer") by such Investor Shareholder(s) or Existing Shareholder(s) to sell the Offered Shares to the Company or its designee (the "Option Holder"). If the proposed sale is for other than cash, then the price per share shall be deemed to be the fair market value per share, as reasonably determined by the Board, of the consideration offered by the Proposed Purchaser.

            (c) The Option Holder shall have ten (10) Business days from the date they receive the Offer in which to agree to purchase all of the Offered Shares by so notifying the selling Investor Shareholder(s) or Existing Shareholder(s), as the case may be, in writing. Such notice and election shall be irrevocable. In accordance with the provisions of Section 3.4, if, pursuant to its written notice the Option Holder does not elect to purchase all of the Offered Shares, then the offering shareholder may immediately consummate the sale of the Offered Shares to the Proposed Purchaser on terms no less favorable to the Investor Shareholders or Existing Shareholders, as the case may be, than as set forth in the Transfer Notice.

            (d) If the Offer is accepted with respect to all the Offered Shares in accordance with Section 3.4, the closing of the purchase and sale of the Offered Shares shall be held at the principal office of the Company on the date and at the time set forth in the written notice given by the Option Holder to the selling Investor Shareholder(s) or Existing Shareholder(s), but in no event later than ten (10) days after such notice, if the Option Holder elects to purchase the Offered Shares. The Option Holder shall deliver to the selling Investor Shareholder(s) or Existing Shareholder(s) at the closing the full purchase price payable for the Offered Shares by means of a cashier's check, certified check, or wire transfer and documents containing such acknowledgments, representations, and agreements that counsel for the Company may reasonably require in order for the transfer to comply with applicable federal and state securities laws. The selling Investor Shareholder(s) or Existing Shareholder(s) shall deliver to the purchasers certificates representing the Offered Shares, if any, duly endorsed in blank for transfer or with duly executed blank stock powers attached, together with such other documents as may be necessary or appropriate, in the reasonable opinion of counsel for the purchasers, to effectuate the transfer to the Option Holder.

            (e) If the Offer is not accepted by the Option Holder within ten
(10) Business Days of the date that the Transfer Notice is delivered to the Company pursuant to Section 3.4(b), the selling Investor Shareholder(s) or Existing Shareholder(s) shall be free to sell all, but not less than all, of the

Offered Shares, provided, however, that (i) such sale by the selling Investor Shareholder(s) or Existing Shareholder(s) must be made to the Proposed Purchaser on terms of the proposed disposition that are no less favorable to the Investor Shareholder(s) or Existing Shareholder(s), as the case may be, described in the Transfer Notice, (ii) such sale must be consummated within thirty (30) days after the date that the Transfer Notice is delivered to the Company pursuant to
Section 3.4(b), and (iii) such sale shall comply with all applicable federal and state securities laws. If the Offered Shares are not so sold to the Proposed Purchaser prior to the expiration of such thirty (30) day period on terms no more favorable to the selling Investor Shareholder(s) or Existing Shareholder(s), the Offered Shares shall again be subject to the provisions of this Agreement as though the Offer had not previously been made.

            (f) The right of first refusal granted under this Section 3.4 shall expire upon, and shall not be applicable to the closing of a firm underwritten public offering of Common Stock with gross proceeds to the Company in excess of $10 million.

            (g) The right of first refusal set forth in this Section 3.4 may not be assigned or transferred.

      3.5 Securities Law Compliance; Reporting Obligations. Each Investor Shareholder and Existing Shareholder covenants to comply with (a) all applicable restrictions on transfer set forth in the Exchange Act, the Securities Act, and all rules promulgated thereunder, including but not limited to Rule 144 promulgated under the Securities Act, and (b) the applicable reporting obligations under Section 13 of the Exchange Act and the rules promulgated thereunder. In addition, each Investor Shareholder and Existing Shareholder covenants that it will deliver to the Company a copy of all beneficial ownership reports that are required to be filed pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder in accordance with the notice provisions herein, within three (3) Business days of the date of the filing of such report with the SEC.

                                   ARTICLE IV

                                  MISCELLANEOUS

      4.1 Termination.

            (a) This Agreement shall terminate, except for this Article IV which shall survive such termination, upon the earlier to occur of the Agreement Termination Date or upon the written consent of the parties hereto in such manner required for amendments hereto as provided in Section 4.6.

            (b) The termination of this Agreement will not relieve any party for any liability arising from a breach of representation, warranty, covenant or other agreement occurring prior to such termination.

      4.2 Expenses. Except as otherwise provided in the Investor Purchase Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

      4.3 Assignment; Benefits. Unless expressly permitted pursuant to this Agreement, neither the Investor Shareholders nor the Existing Shareholders may assign their rights hereunder without the consent of the Company and, in the event of a proposed assignment by an Existing Shareholder, an Investor Director.

      4.4 Entire Agreement. This Agreement (including any schedules or exhibits hereto), together with the Investor Purchase Agreement and the Registration Rights Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

      4.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

      4.6 Amendments and Waivers. This Agreement may not be amended, modified or supplemented without the written consent of the Company the Investor Shareholders, and the Existing Shareholders and waivers or consents to departures from the provisions hereof may be given in writing by the party granting such waiver, consent or departure.

      4.7 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing and duly given when delivered by hand or mailed by express, registered or certified mail, or any courier guaranteeing overnight delivery (a) if to an Investor Shareholder, at the most current address given by the Investor Shareholder in accordance with the provisions of this Section 4.7, which address initially is the address set forth in the Investor Purchase Agreement with respect to the Investor Shareholder, with a copy to Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York 10019, attention Jeffrey S. Tullman, Esq.; and (b) if to the Company or the Existing Shareholders, to the attention of its General Counsel, initially at the Company's address set forth in the Investor Purchase Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 4.7, with a copy to Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, attention Robert J. Mittman, Esq.

      4.8 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      4.9 Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company, the Existing Shareholders and the Investor Shareholders hereby irrevocably and unconditionally consent to the jurisdiction of such courts and personal service with respect thereto, waive any objection to the laying of venue of any such litigation in such courts and agree not to plead or claim that such litigation brought in any courts has been brought in an inconvenient forum. Each of the Company, the Existing Shareholders and the Investor Shareholders hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Company, the Existing Shareholders and the Investor Shareholders agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company are or may be subject, by suit upon such judgment.

      4.10 Counterparts. This Agreement and any amendments, modifications or supplements hereto may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same agreement.

      4.11 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

      4.12 Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to shareholders or combination of the shares of Common Stock or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

      4.13 Remedies for Breach; Specific Performance. In the event of a breach by any party to this Agreement of its obligations under this Agreement, the party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages and costs (including reasonable attorneys' fees), shall be entitled to specific performance of its rights under this Agreement, it being agreed that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. It is further agreed that injunctive relief shall be available to the Investor Shareholders and the Existing Shareholders for breach of Section 2.1(e) above, it being agreed that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for injunctive relief that a remedy at law would be adequate is waived.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first set forth above.

                                      GILMAN + CIOCIA, INC.


                                      By: /s/ Ted H. Finkelstein
                                          --------------------------------------
                                          Name: Ted H. Finkelstein
                                          Title: Vice President

                                      WYNNEFIELD SMALL CAP VALUE
                                      OFFSHORE FUND, LTD.

                                      By: Wynnefield Capital Management, Inc.,
                                          its Investment Manager


                                        By: /s/ Nelson Obus
                                            ------------------------------------
                                            Name: Nelson Obus
                                            Title: President

                                      WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                      By: Wynnefield Capital Management, LLC,
                                          its general partner


                                        By: /s/ Nelson Obus
                                            ------------------------------------
                                            Name: Nelson Obus
                                            Title: Co-Managing Member

                                      WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.I

                                      By: Wynnefield Capital Management, LLC,
                                          its general partner


                                        By: /s/ Nelson Obus
                                            ------------------------------------
                                            Name: Nelson Obus
                                            Title: Co-Managing Member

                                      WEBFINANCIAL CORPORATION


                                      By: /s/ Jack Howard
                                          --------------------------------------
                                          Name: Jack Howard
                                          Title:

                                      EXISTING SHAREHOLDERS:

                                      Prime Partners, Inc.


                                      By: /s/ Ralph A. Porpora
                                          --------------------------------------
                                          Name: Ralph A. Porpora
                                          Title: Vice President


                                       /s/ Michael P. Ryan
                                       -----------------------------------------
                                       Michael P. Ryan


                                       /s/ Carole Enisman
                                       -----------------------------------------
                                       Carole Enisman


                                       /s/ Ted H. Finkelstein
                                       -----------------------------------------
                                       Ted H. Finkelstein


                                       /s/ Dennis Conroy
                                       -----------------------------------------
                                       Dennis Conroy


                                      Prime Partners II, LLC


                                      By: /s/ Ralph A. Porpora
                                          --------------------------------------
                                          Ralph A. Porpora, Member and
                                          Manager

                                   SCHEDULE I

                        SCHEDULE OF INVESTOR SHAREHOLDERS

Wynnefield Small Cap Value Offshore Fund, Ltd.

Wynnefield Partners Small Cap Value, L.P.

Wynnefield Partners Small Cap Value, L.P. I

WebFinancial Corporation

                                   SCHEDULE II

                        SCHEDULE OF EXISTING SHAREHOLDERS

MICHAEL P. RYAN
CAROLE ENISMAN
TED H. FINKELSTEIN
DENNIS CONROY
PRIME PARTNERS, INC.
PRIME PARTNERS II, LLC

                                  SCHEDULE III

          SCHEDULE OF OFFICERS AND DIRECTORS WHO DERIVE AT LEAST 50% OF
           THEIR CASH COMPENSATION AS SALES COMMISSION AS OF THE DATE
                                     HEREOF

James Ciocia